Xerium Announces Preliminary Second Quarter 2016 Results and Confirms Guidance for 2016
YOUNGSVILLE, N.C.--(BUSINESS WIRE)—July 18, 2016-- Xerium Technologies, Inc. (NYSE:XRM) a leading global provider of industrial consumable products and services, today announced selected preliminary financial results for the quarter ended June 30, 2016.

	2016 Second Quarter Preliminary Results		Last Twelve Months Preliminary Results
Net Sales	$124.0	million	$472.0	million
Adjusted EBITDA	$27.6	million	$101.1	million
Adjusted EBITDA as % of Sales	22.3%		21.4%
Net Income	$1.6	million	$(5.2)	million
Net Income as a % of Sales	1.3%		(1.1)%
Net Debt	$499.5	million	$499.5	million
Net Leverage Ratio	4.9x		4.9x
Pro-forma Net Leverage Ratio	4.7x		4.7x
Xerium’s preliminary results for the 2016 second quarter include:
* See “Non-GAAP Financial Measures” below.
SECOND QUARTER HIGHLIGHTS

•
Q2 2016 sales were $124.0 million - an increase year-over-year of $0.5 million (0.4%), and a sequential increase of $7.0 million (6.1%), on a constant currency basis. The Company’s markets are stable and the Company is benefiting from its sales repositioning investments into growth markets and the Q2 acquisition of JJ Plank.

•
Q2 2016 Adjusted EBITDA was $27.6 million – a sequential increase of $3.6 million (15%) and year-over-year decrease of $0.4 million (1.4%). Sales volumes have recovered as the company’s repositioning efforts are offsetting graphical market declines. Adjusted EBITDA is on track for full year guidance.

•
Q2 2016 free cash flow was $0.6 million – strong operating cash flow was used to pay $10.7 million Q2 bond interest payment and strategic capex. Year-to-date free cash flow is approximately $11 million and on track for full year guidance.

•	Q2 acquisition of JJ Plank added capability to rolls business, and is immediately deleveraging on a pro forma basis.

•	The Company’s net leverage ratio on a pro forma basis remained steady at 4.7x compared to March 31, 2016.
Harold Bevis, Xerium's President and Chief Executive Officer stated, "We are pleased that our preliminary second quarter results show progress, consistent with the repositioning efforts that we have implemented. Increased sales and wins during the quarter offset the continued decline in the graphical grades market. We are continuing to generate positive free cash flow, utilizing this to pay down debt and make strategic capital investments.”

PRELIMINARY RESULTS
The results provided in this press release are preliminary and subject to completion and review of Xerium’s 2016 second quarter financial statements in conjunction with the Company’s 2016 second quarter Form 10-Q filing, and therefore they are subject to change.
Xerium intends to report final results for the 2016 second quarter on or about August 2, 2016, after market close. Xerium’s earnings press release and prepared remarks reviewing its financial results and guidance will be made available on the Investor Relations section of its website at www.xerium.com.
ABOUT XERIUM TECHNOLOGIES
Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 30 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,000 employees.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. The words "will", "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our full year EBITDA and Adjusted EBITDA performance, anticipated sales performance, capital expenditures, cost savings measures, future efforts to improve overall performance and free cash flow. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) we may not realize the EBITDA and Adjusted EBITDA performance we are projecting (2) our expected sales performance and our backlog of sales may not be fully realized; (3) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) we are subject to execution risk related to the startup of our new facilities in China and Turkey and expansion projects elsewhere; (5) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (6) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (7) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (8) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2015 filed on March 14, 2016 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.
NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA (in thousands)	Three Months Ended	Trailing 12 Months
	June 30,	June 30,
	2,016	2,016
Net income (loss)	$1,623	$ (5,233)
Stock-based compensation	834	3,098
Depreciation	8,182	30,775
Amortization of intangibles	210	444
Curtailment settlement loss	—	1,108
Deferred financing cost amortization	785	3,233
Unrealized foreign exchange (gain) loss on revaluation of debt	(968)	(2,360)
Deferred taxes	(465)	(4,697)
Asset impairment	—	1,536
Loss on disposition of property and equipment	62	(1,333)
Loss on extinguishment of debt	—	388
Net change in operating assets and liabilities	(7,206)	6,664
Net cash provided by operating activities	3,057	33,623
Interest expense, excluding amortization	9,873	37,810
Net change in operating assets and liabilities	7,206	(6,664)
Current portion of income tax expense	2,819	14,727
Stock-based compensation	(834)	(3,098)
Unrealized foreign exchange gain (loss) on revaluation of debt	968	2,360
Curtailment settlement loss	—	(1,108)
Asset impairment	—	(1,536)
Loss on disposition of property and equipment	(62)	1,333
Loss on extinguishment of debt	—	(388)
EBITDA	23,027	77,059
Loss on extinguishment of debt	—	388
Stock-based compensation	834	3,098
Operational restructuring expenses	2,777	12,525
Non-restrucutring impairment charges	—	499
Inventory write-off of closed facilities	—	587
Pension settlement loss	—	1,108
Start-up costs	539	3,439
Non-recurring expenses	434	2,382
Adjusted EBITDA	$27,611	$ 101,085

Source: Xerium Technologies, Inc.

Xerium Technologies, Inc.
Clifford Pietrafitta
919-526-1403
Cliff.Pietrafitta@xerium.com